                                                      Filed Pursuant to
                                                      Rule 424(B)(3)
                                                      Registration No. 333-38560

                         HOMESEEKERS.COM, INCORPORATED

                                3,178,210 SHARES

                                  COMMON STOCK

    This prospectus relates to the proposed sale of 3,178,210 shares of common stock, $.001 par value per share, of HomeSeekers.com, Incorporated by certain selling shareholders, of which 1,000,000 shares are underlying warrants. The selling shareholders acquired their shares in transactions not involving a public offering. We will not receive any proceeds from the sale of the shares by the selling shareholders. However, we will receive the proceeds from the cash exercise of any warrants.

    The selling shareholders may, from time to time, offer their shares of common stock through public or private transactions at prevailing market prices or privately negotiated transactions.

    HomeSeekers is a Nevada corporation and its principal executive offices are located at 6490 S. McCarran Boulevard, Suite D-28, Reno, Nevada 89509, telephone number (775) 827-6886. Our common stock is traded on the Nasdaq SmallCap Market under the trading symbol "HMSK". On June 2, 2000, the closing price for our common stock was $2.8125 per share.

                            ------------------------

    See "Risk Factors" on page 2 for various risks you should consider before you purchase any shares of our common stock or warrants.

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    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is June 16, 2000.

                               TABLE OF CONTENTS

RISK FACTORS................................................    2

FORWARD-LOOKING INFORMATION.................................   13

ABOUT HOMESEEKERS...........................................   13

USE OF PROCEEDS.............................................   14

SELLING SECURITY HOLDERS....................................   14

PLAN OF DISTRIBUTION........................................   15

DESCRIPTION OF CAPITAL STOCK................................   16

LEGAL MATTERS...............................................   19

EXPERTS.....................................................   19

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........   20

WHERE YOU CAN FIND MORE INFORMATION.........................   20

INDEMNIFICATION.............................................   21

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                  INVESTING IN OUR COMMON STOCK MAY EXPOSE YOU
                TO THE FOLLOWING RISKS INHERENT IN OUR BUSINESS.

WE CURRENTLY ARE NOT PROFITABLE AND MAY RECORD SIGNIFICANT LOSSES FOR THE
  FORESEEABLE FUTURE.

    We incurred a net loss of $12.7 million for the nine months ended March 31, 2000 and an aggregate net loss of $7.6 million for the two-year period ended June 30, 1999, including net losses of $4.8 million and $2.8 million for the years ended June 30, 1999 and 1998, respectively. We have an accumulated deficit as of March 31, 2000 of $27.9 million. We may record significantly greater net losses for the foreseeable future, as we expect to incur significant expenses in the foreseeable future. These expenses will include product development expenses, sales and marketing costs, general administrative expenses, amortization of goodwill and other intangible assets, and acquisition costs. There can be no assurance that we will achieve sufficient additional revenues to offset anticipated operating and acquisition costs. We will continue to have high levels of operating expenses and will be required to make significant expenditures in connection with our product development activities and our sales and marketing infrastructure development. We may never achieve profitability. If we fail to achieve profitability or sustain or increase profitability if we achieve it, our business, operating results and financial condition will be materially harmed.

MARKET COMPETITION AMONG OUR EXISTING AND POTENTIAL COMPETITORS MAY ADVERSELY
  AFFECT OUR BUSINESS.

    The market for on-line real estate content and e-commerce providers is rapidly evolving and highly competitive, and we expect competition to intensify in the future. Our failure to maintain and enhance our competitive position could seriously harm our business. The technological and other requirements to remain competitive are changing continually, and we must be able to respond to changes in the industry in order to remain competitive. Our competitors vary in size and in the scope and breadth of products and services they offer.

    Our principal competitors for real estate professionals, homebuyers, sellers and renters and related content include:

    - Websites offering real estate listings together with other related services, such as homestore.com, Apartments.com, CyberHomes, HomeHunter.com, iOwn, LoopNet, Microsoft's HomeAdvisor, NewHomeNetwork.com and RentNet;

    - Websites offering real estate related content and services such as mortgage calculators and information on the home buying, selling and renting processes;

    - general purpose consumer Websites such as AltaVista and Yahoo! that also offer real estate-related content on their site; and

    - traditional print media such as newspapers and magazines.

Our principal competitors for advertising revenues include:

    - Web portals and other general purpose consumer Websites such as AltaVista, America Online, Excite, Lycos, Netscape's Netcenter and Yahoo!;

    - online ventures of traditional media and classified advertising services offered through daily and other newspapers' Websites; and

    - traditional media such as newspapers, magazines and television.

    The barriers to entry for Web-based services and businesses are low, making it possible for new competitors to proliferate rapidly. In addition, parties with whom we have listing and marketing agreements could choose to develop their own Internet strategies or competing real estate sites upon the termination of their agreements with us. Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do, and thus could respond more quickly to changing opportunities, technology and consumer demands. Also, some of our current and potential competitors have better name recognition and more extensive customer bases that may allow them to gain additional market share to our detriment. These competitors may be able to undertake more extensive promotional activities and adopt more competitive pricing policies for advertising and goods and services than we can. In addition, our competitors, especially those with greater resources than we have, could significantly enhance their product offerings by developing improved technology solutions or offering daily updates of listings. This could significantly reduce or eliminate any competitive advantage we currently might have and, accordingly, could significantly harm our business.

    Competitive pressures may make it difficult for us to acquire market share. We cannot be certain that we will be able to compete successfully with existing or new competitors. If we fail to compete successfully against current and future competitors, our business and prospects will be seriously harmed.

WE ARE UNCERTAIN OF OUR ABILITY TO OBTAIN ADDITIONAL FINANCING FOR OUR FUTURE
  CAPITAL NEEDS.

    Our business is capital intensive, particularly with respect to product development costs associated with the design and creation of software products, and our plan to grow through acquisitions and strategic alliances. Accordingly, we will require additional capital to support and expand our operations. To the extent that revenues from operations are insufficient and additional funding is required, public or private financing may not be available when needed or may not be available on terms favorable or acceptable to us, if at all. Failure to secure additional financing, if and when needed, may have a material adverse affect on our ability to implement our proposed business strategy.

WE MUST CONTINUE TO OBTAIN LISTINGS FROM REAL ESTATE AGENTS, BROKERS,
  HOMEBUILDERS, MULTIPLE LISTING SERVICES AND PROPERTY OWNERS.

    We believe that our success depends in large part on the number of real estate listings received from agents, brokers, homebuilders, MLSs and residential, rental and commercial property owners. Many of our agreements with MLSs, brokers and agents to display property listings have fixed terms, typically 12 to 30 months. At the end of the term of each agreement, the other party may choose not to continue to provide listing information to us and may choose to provide this information to one or more of our competitors instead. In addition, some of these providers of listings may choose to provide their listings to one or more of our competitors on an exclusive basis. In particular, at least one of our competitors has entered into exclusive listing arrangements with a significant number of MLSs. In order for us to display listings covered by these arrangements, we seek to obtain the consent of the individual brokers who provide these listings to the MLSs. Accordingly, these listings can be more difficult to obtain and involve more recruiting costs to acquire them. Our use of these listings could potentially subject us to claims by the parties to these exclusive listing arrangements. If our competitors are successful in increasing the number of exclusive listing arrangements with MLSs or large groups of brokers, we may be limited in the number of listings we are able to display on our Website and our business may be harmed. We have expended significant amounts to secure agreements for listings of real estate for sale and may be required to spend additional large amounts or offer other incentives in order to renew these agreements. If owners of large numbers of property listings, such as large brokers, MLSs, or property owners in key real estate markets choose not to renew their relationship with us, our Website could become less attractive to other real estate industry participants or consumers.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

    Our results of operations could vary significantly from quarter to quarter. In the near term, we expect to be substantially dependent on sales of our advertising products and services. We also expect to incur significant sales and marketing expenses to promote our brand and services. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the number of persons purchasing advertising products and services as well as sales and marketing expenses for a particular period. If revenues fall below our expectations, we may not be able to reduce our spending rapidly in response to the shortfall.

    Other factors that could affect our quarterly operating results include those described below and elsewhere in this prospectus:

    - the amount of advertising sold on our Website and the timing of payments for this advertising;

    - the level of renewals for our advertising products and services by real estate agents and brokers;

    - the amount and timing of our operating expenses and capital expenditures;

    - costs related to acquisitions of businesses or technologies;

    - changes in the mix of products and services we sell; and

    - increased sales, marketing, administrative and research and development expenses.

    Our quarterly revenues increased 282% from the quarter ended March 31, 1999 to the quarter ended March 31, 2000 and 59% from the quarter ended December 31, 1999 to the quarter ended March 31, 2000. We do not believe that these rates of growth are indicative of future growth in revenues, if any, that we can expect in the future. Accordingly, we believe that period-to-period comparisons of our operating results may not be meaningful, and you should not rely on these comparisons as an indication of our future performance. Our operating results may fall below the expectations of investors. In this event, the market price of our Common Stock would likely fall.

OUR BRAND MAY NOT ACHIEVE THE BROAD RECOGNITION NECESSARY TO SUCCEED.

    We believe that broader recognition and a favorable consumer perception of the HomeSeekers.com brand are essential to our future success. Successful positioning of the HomeSeekers.com brand will largely depend on the success of our advertising, marketing and promotion efforts and our ability to continue to provide high quality real estate content. We intend to pursue an aggressive brand development strategy, which will include substantially larger advertising, marketing and promotional programs than those historically undertaken by us. These initiatives will involve significant expense. If our brand development strategy is unsuccessful, these expenses may never be recovered and we may never be able to generate a profit.

IT IS IMPORTANT TO OUR SUCCESS THAT WE SUPPORT OUR REAL ESTATE PROFESSIONAL
  CUSTOMERS.

    Since many real estate professionals are not sophisticated computer users and often spend limited amounts of time in their offices, it is important that these customers find that our products and services significantly enhance their productivity and are easy to use. To meet these needs, we provide customer training and have developed a customer support organization that seeks to respond to customer inquiries as quickly as possible. If our real estate professional customer base grows, we may need to expand our support organization further to maintain satisfactory customer support levels. If we need to enlarge our support organization, we would incur higher overhead costs. If we do not maintain adequate support levels, these customers could choose to discontinue using our service.

BECAUSE WE HAVE EXPANDED OUR OPERATIONS, OUR SUCCESS WILL DEPEND ON OUR ABILITY
  TO MANAGE OUR GROWTH.

    We have experienced, and expect to continue to experience, periods of rapid growth that strain our administrative, financial and operational resources. Our ability to manage any staff and facilities growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage our employees. There can be no assurance that we will install such management information and control systems in an efficient and timely manner or that the new systems will be adequate to support our future operations. If we are unable to hire, train and retain qualified systems engineers and consultants to implement these services or are unable to manage the post-sales process effectively, our ability to attract repeat sales or provide references could be materially adversely affected, thereby limiting our growth opportunities. If our management is unable to manage growth effectively, which would happen if our sales and marketing efforts exceed our capacity to install, maintain and service our products or if new employees are unable to achieve adequate performance levels, our business, financial condition and results of operations would be adversely affected.

OUR BUSINESS OPERATIONS DEPEND ON THE CONTINUING CONTRIBUTION OF OUR KEY
  PERSONNEL.

    Our future success depends to a significant extent on the continued service of our key technical and senior management personnel. Loss of the services of any of Gregory L. Costley, our Chairman of the Board and Chief Executive Officer, John Giaimo, our President and Chief Operating Officer, Douglas Swanson, our Vice Chairman and Executive Vice President, or Greg Johnson, our Chief Technology Officer, could have an adverse effect on our business, financial condition and results of operations.

    Mr. Costley joined us in August 1999. In addition, Dennis Gauger, who is serving as our Chief Financial Officer on an interim, part-time basis for an indeterminate period, joined us in April 2000. As a result, our senior management does not have a history of working together as a team. Failure to maintain an effective team of senior managers would adversely affect the operation of our business.

WE MUST ATTRACT AND RETAIN PERSONNEL WHILE COMPETITION FOR PERSONNEL IN OUR
  INDUSTRY IS INTENSE.

    We may be unable to retain our key employees or to attract, assimilate or retain other highly qualified employees. We have from time to time in the past experienced, and we expect in the future to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of our rapid growth and expansion. Attracting and retaining qualified personnel with experience in the real estate industry, a complex industry that requires a unique knowledge base, is an additional challenge for us. In addition, there is significant competition among companies in the Internet industry for qualified employees. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business, financial condition and results of operations will be adversely affected.

WE NEED TO CONTINUE TO DEVELOP OUR CONTENT AND OUR PRODUCT AND SERVICE
  OFFERINGS.

    To remain competitive we must continue to enhance and improve the ease of use, responsiveness, functionality and features of our Website. These efforts may require us to develop internally or to license increasingly complex technologies. In addition, many companies are continually introducing new Internet-related products, services and technologies, which will require us to update or modify our technology. Developing and integrating new products, services or technologies into our Website could be expensive and time consuming. For example, we may experience difficulties in integrating, or be unable to integrate, the technologies that we recently acquired from Terradatum with our MLS 2000 product to create an enhanced product for MLS data handling solutions. Any new features, functions or services may not achieve market acceptance or enhance our brand loyalty. If we fail to develop and introduce or acquire new features, functions or services effectively and on a timely basis, we may not continue to attract new users and may be technology. Developing and integrating new products, services or technologies into our Website could be expensive and time consuming. For example, we may experience difficulties in integrating, or be unable to integrate, the technologies that we recently acquired from Terradatum with our MLS 2000 product to create an enhanced product for MLS data handling solutions. Any new features, functions or services may not achieve market acceptance or enhance our brand loyalty. If we fail to develop and introduce or acquire new features, functions or services effectively and on a timely basis, we may not continue to attract new users and may be unable to retain our existing users. Furthermore, we may not succeed in incorporating new Internet technologies or, in order to do so, we may incur substantial expenses.

OUR RECENT ACQUISITIONS AND ANY FUTURE ACQUISITIONS MAY RESULT IN OUR NOT
  ACHIEVING THE DESIRED BENEFITS OF THE TRANSACTION. RISKS RELATED TO OUR ACQUISITIONS INCLUDE:

    - difficulties in assimilating the operations of the acquired businesses;

    - potential disruption of our existing businesses;

    - assumption of unknown liabilities and litigation;

    - our inability to integrate, train, retain and motivate personnel of the acquired businesses;

    - diversion of our management from our day-to-day operations;

    - our inability to incorporate acquired products, services and technologies successfully into our products;

    - potential impairment of relationships with our employees, customers and strategic partners; and

    - inability to maintain uniform standards, controls procedures and policies.

    Our inability to successfully address any of these risks could adversely affect our business, financial condition and results of operations.

WE DEPEND ON THIRD-PARTY RELATIONSHIPS, MANY OF WHICH ARE SHORT-TERM OR
  TERMINABLE, TO GENERATE ADVERTISING AND PROVIDE US WITH CONTENT.

    We depend, and will continue to depend, on a number of third-party relationships to increase traffic on HomeSeekers.com and thereby generate advertising and other revenues. Outside parties on which we depend include unrelated Website operators that provide links to HomeSeekers.com and providers of real estate content. Many of our relationships with third-party Websites and other third-party service providers are not exclusive and are short-term or may be terminated at the convenience of either party. We cannot assure you that third parties regard our relationship with them as important to their respective businesses and operations. They may reassess their commitment to us at any time in the future and may develop their own competitive services or products.

    We cannot assure you that we will be able to maintain relationships with third parties that supply us with content or related products or services that are crucial to our success, or that such content, products or services will be able to sustain any third-party claims or rights against their use. Also, we cannot assure you that the content, products or services of those companies that provide access or links to our Website will achieve market acceptance or commercial success. Accordingly, we cannot assure you that our existing relationships will result in sustained business partnerships, successful product or service offerings or the generation of significant revenues for us.

OUR SUCCESS IS DEPENDENT UPON THE INTELLECTUAL PROPERTY THAT WE USE IN OUR
  BUSINESS.

    We regard our Internet domain name, copyrights, service marks, trademarks, trade secrets and similar intellectual property that we use in our business as critical to our success. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures, contractual provisions and license and other agreements with employees, customers and others to protect our intellectual property rights. In addition, we may also rely on the third party owners of the intellectual property rights we license to protect those rights. Effective Internet domain name, copyright, service mark, trademark and trade secret protection may not be available in every country in which our products and services are made available online. The steps taken by us and other third parties to protect our intellectual property rights may not be adequate, and third parties may infringe upon or misappropriate the intellectual property and similar proprietary rights used in our business, which could have an adverse effect on our business, financial condition and results of operations.

    We are also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights we use. The resolution of any infringement claims may result in lengthy and costly litigation. Moreover, resolution of a claim may require us to obtain a license to use those intellectual property rights or possibly to cease using those rights altogether. Any of those events could have a material adverse effect on our business, financial condition and results of operations.

OUR INTERNATIONAL BUSINESS IS SUBJECT TO A NUMBER OF RISKS ASSOCIATED WITH DOING
  BUSINESS ABROAD.

    Although we have not actively marketed our products and services to brokers, agents, homebuilders and other real estate professionals located outside of North America, we intend to market our Website and products and services globally. Our international business is subject to a number of risks generally associated with doing business abroad, including:

    - fluctuations in currency exchange rates, the impact of recessions in economies outside the United States and regulatory and political changes in foreign markets;

    - reduced protection for intellectual property rights in some countries; and

    - potential limits on use of some of our trademarks and licensed trademarks outside the United States.

    These factors could adversely affect our business, financial condition and results of operations. In addition, expansion into new international markets may present competitive challenges different from those we currently face. We cannot assure you that we will expand internationally or that any such expansion will result in profitable operations.

                  INVESTORS IN OUR COMMON STOCK ARE SUBJECT TO
         THE FOLLOWING RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY.

OUR BUSINESS IS DEPENDENT ON THE STRENGTH OF THE REAL ESTATE INDUSTRY, WHICH IS
  BOTH CYCLICAL AND SEASONAL.

    The real estate industry traditionally has been cyclical. Recently, sales of real estate in the United States have been at historically high levels. Economic swings in the real estate industry may be caused by various factors. When interest rates are high or general national and global economic conditions are or are perceived to be weak, there typically is less sales activity in real estate. A decrease in the current level of sales of real estate and products and services related to real estate could adversely affect demand for our Website and our advertising products and services. In addition, reduced traffic on our Website would likely cause our advertising revenues to decline, which would adversely affect our business, financial condition and results of operations.

    We may experience seasonality in our business. The real estate industry experiences a decrease in activity during the winter. However, because of our limited operating history under our current business model, it is difficult for us to fully assess the impact of seasonal factors on our business. If we are unable to effectively manage our resources in anticipation of any seasonality of our revenues and the increased costs we may incur during periods of lower revenues, our business would be materially harmed.

WE MAY PARTICULARLY BE AFFECTED BY GENERAL ECONOMIC CONDITIONS.

    Purchases of real property and related products and services are particularly affected by negative trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer and business spending and the overall economy, as well as regional and local economic conditions in markets where we operate, including:

    - perceived and actual economic conditions;

    - interest rates;

    - taxation policies;

    - availability of credit;

    - employment levels; and

    - wage and salary levels.

    In addition, because a consumer's purchase of real property and related products and services is a significant investment and is relatively discretionary, any reduction in disposable income in general may affect us more significantly than companies in other industries.

WE HAVE RISKS ASSOCIATED WITH CHANGING LEGISLATION IN THE REAL ESTATE INDUSTRY.

    Real estate is a heavily regulated industry in the U.S. These regulations include the Fair Housing Act, the Real Estate Settlement Procedures Act and state advertising laws. In addition, states could enact legislation or regulatory policies in the future that could require us to expend significant resources to comply. These laws and related regulations may limit or restrict our activities. For example, we are limited in the criteria upon which we may base searches of our real estate listings and may not use criteria such as age or race. As the real estate industry evolves in the Internet environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, we may need to comply with additional legal requirements and incur resulting costs, or we may be precluded from certain activities. To date, we have not spent significant resources on lobbying or related government issues. Any need to significantly increase our lobbying or related activities could substantially increase our operating costs.

                 THE FOLLOWING RISKS INHERENT IN DOING BUSINESS
             OVER THE INTERNET COULD ADVERSELY AFFECT OUR BUSINESS.

WE DEPEND ON INCREASED USE OF THE INTERNET TO EXPAND OUR REAL ESTATE RELATED
  ADVERTISING PRODUCTS AND SERVICES.

    If the Internet fails to become a viable marketplace for real estate content, information and e-commerce, our business will not grow. Broad acceptance and adoption of the Internet by consumers and businesses when searching for real estate and related products and services will only occur if the Internet provides them with greater efficiencies and improved access to information.

IN ADDITION TO SELLING ADVERTISING PRODUCTS AND SERVICES TO REAL ESTATE
  PROFESSIONALS, WE DEPEND ON SELLING OTHER TYPES OF ADVERTISEMENTS ON OUR WEBSITE.

    Our business would be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected. Our ability to generate advertising revenues from selling banner advertising and sponsorships on our Website and products targeted at real estate professionals will depend on, among other factors, the development of the Internet as an advertising medium, the amount of traffic on our Website and our ability to achieve and demonstrate demographic characteristics among the users of our Website and other products and services that are attractive to advertisers. Many potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. No standards have been widely accepted to measure the effectiveness of Internet advertising. If these standards do not develop, existing advertisers might reduce their current levels of Internet advertising or eliminate their spending entirely. The widespread adoption of technologies that permit Internet users to selectively block out unwanted graphics, including advertisements attached to Webpages, could also adversely affect the growth of the Internet as an advertising medium. In addition, advertisers in the real estate industry, including real estate professionals, have traditionally relied upon other advertising media, such as newsprint and magazines, and have invested substantial resources in other advertising methods. These persons may be reluctant to adopt a new strategy and advertise on the Internet.

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES COULD AFFECT THE GROWTH OF THE
  INTERNET.

    A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including online content, user privacy, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain as to how existing laws will be applied to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease the usage and demand for our services or increase our cost of doing business.

    Some local telephone carriers have asserted that the increasing popularity and use of the Internet have burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This could in turn decrease demand for our services or increase our cost of doing business.

OUR INABILITY TO SECURE AND PROTECT OUR INTERNET DOMAIN NAME MAY ADVERSELY
  AFFECT OUR BUSINESS OPERATION.

    The WWW.HOMESEEKERS.COM Internet domain name is our brand on the Internet. The acquisition and maintenance of Internet domain names generally is regulated by governmental agencies and their designees. Until recently, Network Solutions, Inc. was the exclusive registrar for the ".com," ".net" and ".org" generic top-level Internet domains in the U.S. In April 1999, however, the Internet Corporation for Assigned Names and Numbers, or ICANN, a new global non-profit corporation formed to oversee a set of the Internet's core technical management functions, opened the market for registering Internet domain names to an initial group of five companies. Network Solutions, Inc. still maintains the registry containing all the registrations in the generic top-level Internet domains. The market for registering these Internet domain names in the U.S. and in foreign countries is expected to undergo further changes in the near future. We expect the requirements for registering Internet domain names also to be affected. The relationship between regulations governing Internet domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring Internet domain names that are similar to, infringe upon or otherwise decrease the value of our Internet domain name, the trademarks and other intellectual property rights used by us and we may need to protect our rights through litigation. If we are unable to adequately protect our Internet domain name, our trademarks and other intellectual property rights or incur substantial costs in doing so, it could have an adverse effect on our business, financial condition and results of operations.

TAXATION OF INTERNET TRANSACTIONS COULD SLOW THE USE OF THE INTERNET.

    The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by various foreign governments to impose taxes on the sale of goods and services and other Internet activities. Recently, the Internet Tax Information Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. However, future laws may impose taxes or other regulations on Internet commerce, which could substantially impair the growth of e-commerce.

WE DEPEND ON CONTINUED IMPROVEMENTS TO OUR COMPUTER NETWORK AND THE
  INFRASTRUCTURE OF THE INTERNET.

    Any failure of our computer systems that causes interruption or slower response time of our Website or services could result in a smaller number of users of our Website or the Websites and Webpages that we host for real estate professionals. If sustained or repeated, these performance issues could reduce the attractiveness of our Website to consumers and our advertising products and services to real estate professionals, providers of real estate related products and services and other Internet advertisers. Increases in the volume of our Website traffic could also strain the capacity of our existing computer systems, which could lead to slower response times or system failures. This would cause the number of real property search inquiries, advertising impressions, other revenue producing offerings and our informational offerings to decline, any of which could hurt our revenue growth and our brand loyalty. We expect that we will incur additional costs to upgrade our computer systems in order to accommodate increased demand if our systems cannot handle current or higher volumes of traffic.

    The recent growth in Internet traffic has caused frequent periods of decreased performance. Our ability to increase the speed with which we provide services to consumers and to increase the scope of these services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on the performance of and future improvements to the Internet.

OUR INTERNAL NETWORK INFRASTRUCTURE COULD BE DISRUPTED.

    Our operations depend upon our ability to maintain and protect our computer systems, most of which are located at our facilities in Brea, California and Minden, Nevada. Our systems are vulnerable to damage from break-ins, unauthorized access, vandalism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. Although we maintain insurance against fires and general business interruptions, the amount of coverage may not be adequate in any particular case.

    Experienced computer programmers, or hackers, may attempt to penetrate our network security from time to time. Although we have not experienced any material security breaches to date, a hacker who penetrates our network security could misappropriate proprietary information or cause interruptions in our services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by hackers. We also may not have a timely remedy against a hacker who is able to penetrate our network security. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation or to a material risk of loss.

WE COULD FACE LIABILITY FOR INFORMATION ON OUR WEBSITE AND FOR PRODUCTS AND
  SERVICES SOLD OVER THE INTERNET.

    We provide third-party content on our Website, particularly real estate listings. We could be exposed to liability with respect to this third-party information. Persons might assert, among other things, that, by directly or indirectly providing links to Websites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by the third parties operating those Websites. They could also assert that our third party information contains errors or omissions, and consumers could seek damages for losses incurred if they rely upon incorrect information.

    We enter into agreements with other companies under which we share with these other companies revenues resulting from advertising or the purchase of services through direct links to or from our Website. These arrangements may expose us to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot assure you that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

    Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

                   PURCHASERS OF OUR COMMON STOCK ARE SUBJECT
            TO THE FOLLOWING RISKS ASSOCIATED WITH OUR COMMON STOCK.

A SUBSTANTIAL NUMBER OF OUR SHARES ARE AVAILABLE FOR SALE IN THE PUBLIC MARKET
  AND SALES OF THOSE SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE.

    Sales of a substantial number of shares of Common Stock into the public market, or the perception that those sales could occur, could adversely affect our stock price or could impair our ability to obtain capital through an offering of equity securities.

THE MARKET PRICE FOR OUR COMMON STOCK IS LIKELY TO BE HIGHLY VOLATILE BECAUSE
  THE MARKET FOR INTERNET-RELATED AND TECHNOLOGY COMPANIES IN PARTICULAR HAS BEEN HIGHLY VOLATILE.

    Investors may not be able to resell their shares of Common Stock following periods of volatility because the market reacts adversely to volatility. The trading prices of many technology and Internet-related companies' stocks reached historical highs within the last 52 weeks and reflect relative valuations that are substantially above historical levels.

    During the same period, these companies' stocks also have recorded lows well below historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that we can sustain our Common Stock's trading price.

    Many of the factors that might cause volatility in the market price of our Common Stock are beyond our control. These factors may materially and adversely affect the market price of our Common Stock, regardless of how we operate.
WE COULD BE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY AND BECOME SUBJECT TO
  SUBSTANTIAL REGULATION THAT WOULD INTERFERE WITH OUR ABILITY TO CONDUCT OUR BUSINESS.

    We have strategically acquired investments in various companies with which we have business relationships or that may provide sources of revenue in the future. We plan to invest our cash on hand in short-term government securities consistent with prudent cash management and not primarily for the purpose of achieving investment returns. Investment in securities primarily for the purpose of achieving investment returns could result in our being treated as an "investment company" under the Investment Company Act of 1940. In addition, the Investment Company Act requires the registration of companies that are primarily in the business of investing, reinvesting or trading securities or that fail to meet various statistical tests regarding the composition of their assets and the sources of their income even though they consider themselves not to be primarily engaged in investing, reinvesting or trading securities.

    If we are required to register as an investment company pursuant to the Investment Company Act, we would be subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons and other matters. Application of the provisions of the Investment Company Act to us would materially and adversely affect our business, financial condition and results of operations.

WE MAY BE LIABLE FOR PRIOR FAILURES TO REGISTER SECURITIES IN A TIMELY MANNER.

    We have, from time to time, issued securities in private offerings and in connection with business combination transactions and have agreed to register those securities for subsequent public sale. We have not met our obligation to timely register those securities. As a result, we may be liable to some of our securityholders, which could adversely affect our business, financial condition and results of operations. Some of these registration rights may require us to register securities in the future. It is possible that we may not meet those obligations, which would subject us to further liability and could adversely affect our business, financial condition and results of operations.

ANTI-TAKEOVER PROVISIONS COULD DELAY OR PREVENT A CHANGE OF CONTROL.

    Provisions of our articles of incorporation and amended and restated bylaws and Nevada law, as well as provisions in our existing employment agreements with Gregory L. Costley, our Chairman of the Board and Chief Executive Officer, John Giaimo, our President and Chief Operating Officer, Doug Swanson, our Vice Chairman and Executive Vice President, and Greg Johnson, our Chief Technology Officer, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, BuySellBid.com has agreed not to vote its shares in favor of various business combination transactions unless that transaction has been approved by our board of directors.

INVESTORS SHOULD NOT PURCHASE OUR COMMON STOCK WITH THE EXPECTATION OF RECEIVING CASH DIVIDENDS.

    We currently intend to retain any future earnings for funding growth and, as a result, do not expect to pay any cash dividends in the foreseeable future.

                          FORWARD-LOOKING INFORMATION

    Some of the statements contained in this prospectus and the documents incorporated herein by reference constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of these terms or other comparable terminology. The forward-looking statements contained or incorporated by reference in this prospectus involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus and the documents incorporated herein by reference.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements.

                               ABOUT HOMESEEKERS

    We are one of the leading Internet destinations for residential real estate content and e-commerce. We provide consumers, brokers and agents with a nationwide source of residential real estate listings that are updated on a daily basis. In addition to providing the consumer with the necessary tools to find a home on the Internet, including the ability to view 360 degree panoramic "virtual tours" of selected homes, we also enable the real estate professional to more effectively interact with consumers with our customizable Web-based marketing solutions. The key components of our revenue model are (1) Website creation, development and hosting; (2) advertising sales; and (3) technology and other services to real estate professionals. We seek to enhance our competitive position by pursuing strategic alliances such as we currently have in place with Microsoft under which we provide Microsoft real estate listing aggregation services. In addition, an important component of our branding strategy is our agreement with BuySellBid.com under which we are the exclusive real estate portal for Clear Channel Communications' nationwide system of radio stations.

    Our objective is to become the premier provider of Web-based real estate services, thereby enabling consumers, agents and brokers, as well as providers of ancillary services such as mortgage, insurance, moving, inspection and home improvement/maintenance, to connect through the Internet at www.HomeSeekers.com. We believe that our suite of products and services enhances and expedites the flow of information among all parties involved in the various aspects of a real estate transaction. We believe that these Web-based interactions will lead to better-enabled professionals and service providers who will, in turn, be able to interact more effectively with well-informed consumers in a time- and cost-efficient manner. As of May 31, 2000, we had listings for in excess of 800,000 homes listed nationally for sale.

                                USE OF PROCEEDS

    All shares of common stock being offered hereby will be sold by the selling shareholders for their own account. HomeSeekers will not receive any proceeds from such sales. However, we may receive up to $7,000,000 in the event all of the warrants are exercised (of which there can be no assurance). We intend to use any proceeds received from the exercise of warrants for general corporate purposes, including funding working capital requirements.

                            SELLING SECURITY HOLDERS

SECURITIES COVERED BY THIS PROSPECTUS

    This prospectus covers a total of 3,178,210 shares of our common stock. All of these shares were issued as all or a portion of the consideration for business transactions we completed in April and May 2000. As part of these transactions, we agreed to register the shares we issued.

    This prospectus includes 1,000,000 shares that may be issued in the event of the exercise of warrants, at an exercise price of $7.00 per share. The warrants were issued in connection with a business transaction we completed in May 2000, and we agreed to register the shares issuable upon exercise of such warrants.

STOCK OWNERSHIP

    The following table sets forth, as of the date of this prospectus, the name of each selling shareholder and the amount of shares of stock held directly or indirectly underlying the warrants owned by the selling shareholder at the date hereof. The table also shows the amount of shares of common stock being offered by the selling shareholder and the amount to be owned by the selling shareholder following the sale of such shares of common stock.

                                     SHARES            SHARES          SHARES      PERCENTAGE
                                      OWNED          AVAILABLE          OWNED       OF CLASS
                                  PRIOR TO THIS   PURSUANT TO THIS      AFTER        AFTER        MATERIAL
SELLING SHAREHOLDER                 OFFERING         PROSPECTUS       OFFERING      OFFERING    RELATIONSHIP
-------------------               -------------   ----------------   -----------   ----------   ------------
the property portal!, Limited...    1,638,750         1,638,750            --          --           --
Cyber Exposures Limited.........      650,000           650,000            --          --           --
D. Lynn Spraetz.................      156,929           119,628        37,301           *       Employee's
                                                                                                  Spouse
Mark Spraetz....................      156,929           119,628        37,301           *        Employee
Wired Technology Consultants
  Group Limited.................      115,500           115,500            --          --           --
Unicrown Limited................      112,000           112,000            --          --           --
Steven Wostenberg...............       65,975            65,975            --          --        Employee
Karl Ziegler....................       65,975            65,975            --          --        Employee
Charles Appel...................       64,387            64,387            --          --        Employee
Galaxy Luck Enterprises
  Limited.......................       63,000            63,000            --          --           --
Michael O'Day...................       57,347            57,347            --          --        Employee
Denwell Enterprises Limited.....       35,000            35,000            --          --           --
Newsino Limited.................       24,500            24,500            --          --           --
Spraetz Childrens' Trust........       27,293            20,805         6,488           *       Employee's
                                                                                                   Trust
Guy Saucier.....................       15,662            15,662            --          --        Employee
Clareity Consulting
  Associates, LLC...............       10,053            10,053            --          --           --
          TOTAL:................    3,259,300         3,178,210            --          --           --

------------------------

*   less than one percent

    We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including but not limited to, all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay selling commissions and expenses associated with any sale by the selling shareholders.

    Beneficial ownership is determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. As of May 26, 2000, we believe that each person named in the table has sole voting and investment power with respect to all of the shares of our common stock listed as beneficially owned by it.

    The selling shareholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since May 26, 2000 in transactions exempt from the registration requirements of the Securities Act of 1933. The selling shareholders may sell all, part or none of the shares of common stock listed above.

    Generally, only selling shareholders identified in the foregoing table who beneficially own the shares of common stock set forth opposite their respective names may sell such offered shares pursuant to the Registration Statement of which this prospectus forms a part. We may from time to time include additional selling shareholders in supplements to this prospectus

                              PLAN OF DISTRIBUTION

    The shares offered hereby may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the Nasdaq SmallCap Market of The Nasdaq Stock Market), or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods:

    (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

    (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

    (d) face-to-face or other direct transactions between the selling shareholders and purchasers without a broker-dealer or other intermediary.

    In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and agents and any other participating broker-dealers or agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales.

    In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 might be sold under Rule 144 rather than pursuant to this prospectus.

    In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

    Information as to whether an underwriter(s) who may be selected by the selling shareholders, or any other broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters who may be selected by the selling shareholders, or any broker-dealer, acting as principal or agent for the selling shareholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such dealer or broker.

    We have advised the selling shareholders that during such time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

    It is anticipated that the selling shareholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

    Except as specifically set forth herein, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our authorized capital stock consists of 50,000,000 shares of Common Stock, 5,000,000 shares of Class A preferred stock, par value $.001 per share, and 200,000 shares of Class B preferred stock, par value $10.00 per share. As of May 26, 2000, 20,876,813 shares of Common Stock were issued and outstanding and no shares of Class A preferred stock or Class B preferred stock were issued and outstanding.

    The additional shares of our authorized stock available for issuance might be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our Common Stock. The ability of our board of directors to issue additional shares of stock could enhance the board's ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our articles of incorporation and bylaws for additional information.

COMMON STOCK

    Subject to the dividend rights of the holders of preferred stock, holders of shares of our Common Stock are entitled to share ratably in any dividends that may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up, holders of our Common Stock would be entitled to share ratably in all of our assets available for distribution to holders of Common Stock remaining after payment of liabilities and liquidation preference of any outstanding preferred stock.

    Each share of Common Stock entitles the holders thereof to one vote. Holders of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors standing for election if they choose to do so. In that event, the holders of the remaining shares will not be able to elect any directors. Our bylaws provide that only a majority of the issued and outstanding shares of capital stock entitled to vote need be represented to constitute a quorum and to transact business at any meeting of stockholders. Our Common Stock has no preemptive, subscription or conversion rights and is not redeemable by us. All of the outstanding shares of our Common Stock are fully paid and nonassessable.

PREFERRED STOCK

    Our board of directors has the authority, within the limitations and restrictions stated in our articles of incorporation, to provide by resolution for the issuance of shares of preferred stock, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series of the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the Common Stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of our Common Stock. At present, we have no plans to issue preferred stock.

STOCK OPTIONS

    As of May 26, 2000:

    - options to purchase a total of 5,686,757 shares of Common Stock were outstanding, 3,582,822 of which were vested and exercisable within 60 days, at a weighted average exercise price of $5.51 per share; and

    - up to 5,136,984 additional shares of Common Stock may be issued under our Amended and Restated 1996 Stock Option Plan (as amended).

WARRANTS

    As of May 26, 2000, there were outstanding warrants to purchase a total of 2,167,211 shares of Common Stock at a weighted average exercise price of $5.43 per share.

ANTI-TAKEOVER EFFECTS OF NEVADA LAW AND SOME PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

    Some provisions of our articles of incorporation and bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    CLASSIFIED BOARD OF DIRECTORS. Our board of directors is divided into two classes serving staggered two-year terms. As a result, approximately one-half of the board of directors will be elected each year. These provisions, when coupled with the provisions of our articles of incorporation and bylaws authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

    CUMULATIVE VOTING. Our articles of incorporation expressly deny stockholders the right to cumulate votes in the election of directors.
    SPECIAL MEETING OF STOCKHOLDERS. Our bylaws provide that special meetings of our stockholders may be called only by the chairman of the board of directors or a majority of the board of directors.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Our bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

    AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    AMENDMENTS. The Nevada General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's articles of incorporation or bylaws.

    SECTION 78.438 OF THE NEVADA GENERAL CORPORATION LAW. Section 78.438 of the Nevada General Corporation Law regulates a wide range of "Combinations" between a resident domestic corporation that has 200 or more stockholders and the beneficial owner (or an affiliate of that beneficial owner) of 10% or more of the voting power of the outstanding voting shares of the corporation, who is considered to be an "Interested Stockholder." Combinations are broadly defined to include, among other things,

    - mergers or consolidations with,

    - sales, leases, mortgages, pledges or other dispositions of assets having a market value of 5% or more of the market value of the corporation's assets or outstanding shares, or representing 10% or more of the corporation's earning power or net income, to,

    - various transactions resulting in the issuance or transfer of any shares having a market value equal to 5% or more of the market value of all outstanding shares of the corporation to,

    - the adoption of a plan or proposal of the liquidation or dissolution of that corporation proposed by,

    - various transactions that would result in increasing the proportionate share of shares of the corporation owned by, or

    - the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by, an Interested Stockholder.

    Section 78.438 provides that an Interested Stockholder may not engage in a Combination with the corporation for a period of three years from the date of becoming an Interested Stockholder unless, prior to the date on which the Interested Stockholder becomes an Interested Stockholder, the Combination or the purchase of shares by the Interested Stockholder resulting in 10% ownership is approved by the board of directors of that corporation. Following the expiration of the three-year period, a Combination with an Interested Stockholder is permitted if the Combination meets all the requirements specified in the articles of incorporation of the corporation and either (i)(A) the board of directors of the corporation approves, prior to that person becoming an Interested Stockholder, the Combination or the purchase of shares by the Interested Stockholder resulting in 10% ownership and (B) the Combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the Interested Stockholder at a meeting called no earlier than three years after the Interested Stockholder became an Interested Stockholder or (ii)(A) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common stock and holders of any other class or series of stock meets the minimum requirements set forth in Sections 78.441 through 78.443, inclusive, of the Nevada General Corporation Law and (B) prior to the consummation of the Combination, except in limited circumstances, the Interested Stockholder will not have become the beneficial owner of additional voting shares of the corporation.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our securities is Atlas Stock Transfer Company. Its address is 5899 South State Street, Salt Lake City, Utah 84107, and its telephone number at that location is (801) 266-7151.

                                 LEGAL MATTERS

    The validity of the Securities will be passed upon for HomeSeekers by Jenkins & Carter, Reno, Nevada. Jones, Day, Reavis & Pogue, Chicago, Illinois and Cleveland, Ohio, from time to time acts as counsel for HomeSeekers and its subsidiaries.

                                    EXPERTS

    The financial statements of HomeSeekers as of June 30, 1999 and 1998, and for each of the two years in the period ended June 30, 1999 have been incorporated by reference herein in reliance upon the report of Albright, Persing & Associates, Limited, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede some of this information. We incorporate by reference the documents listed below, and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Securities. The documents we incorporate by reference are:

    - our annual report on Form 10-KSB for the year ended June 30, 1999;

    - our quarterly reports on Form 10-QSB for the periods ended September 30, 1999 (as amended), December 31, 1999 and March 31, 2000;

    - our current reports on Form 8-K filed with the Securities and Exchange Commission on October 5, 1999 (as amended on December 1, 1999),
      October 15, 1999 (as amended on December 1, 1999, December 15, 1999, April 14, 2000, May 17, 2000 and May 23, 2000; and
    - the description of our Common Stock contained in Amendment No. 3 to our registration statement on Form 10-SB, Commission File No. 000-23835, as filed with the Securities and Exchange Commission on October 6, 1998.

    You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

                         HomeSeekers.com, Incorporated
                         6490 South McCarran Boulevard
                                   Suite D-28
                               Reno, Nevada 89509
                       Attention: Chief Financial Officer
                                 (775) 827-6886

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell Securities if it is accompanied by a prospectus supplement. We are only offering these Securities in states where the offer is permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of those documents.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Website that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http://www.sec.gov. Our Common Stock is listed on the Nasdaq SmallCap Market under the trading symbol "HMSK," and you can obtain information about us at the offices of the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington,
D.C. 20006.

    This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission relating to the Securities. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits we file with the Securities and Exchange Commission. You may refer to the registration statement and the exhibits for more information about us and the Securities. The registration statement and the exhibits are available at the Securities and Exchange Commission's Public Reference Room or through its Web site.

                                INDEMNIFICATION

    The Nevada General Corporation Law allows a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation. In addition, a Nevada corporation may indemnify against expenses, including attorney's fees, and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of such suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

    In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim as to which the person has been found to be liable to the corporation. The exception is if the court in which such action was brought determines that the person is reasonably entitled to indemnity for expenses.

    The Nevada General Corporation Law further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses, including attorneys' fees, actually and reasonably incurred by him or her.

    Our bylaws provide that:

    - we must indemnify our directors and officers to the fullest extent authorized by the Nevada Revised Statutes, subject to very limited exceptions;

    - we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise required by law, our articles of incorporation, our bylaws or other agreements; and

    - we must advance expenses, as incurred, to our directors and executive officers in connection with legal proceedings to the fullest extent permitted by the Nevada Revised Statutes.

Such right of indemnification is a contract right that may be enforced in any manner desired by the indemnitee. In addition, we have procured officers and directors liability insurance providing for coverage in the aggregate amount of $3,000,000.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 is permitted as to our directors, officers and controlling persons, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than our payment in the successful defense of any action, suit or proceeding, is asserted, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy. We will be governed by the final adjudication of such issue.